Exhibit 99.1

Expedia, Inc. Reports First Quarter 2010 Results

27% Increase in Gross Bookings & Record Advertising Revenues Drive 10% OIBA Growth

BELLEVUE, Wash.—April 29, 2010—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its first quarter ended March 31, 2010.

“Whatever the peak and trough of quarterly earnings, dependent upon world economic and secular events, Expedia is a consistently delivering cash machine–this quarter returning over $200 million in excess cash to our shareholders,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive.

“Expedia delivered solid first quarter results amidst a return to relatively normal economic and travel conditions,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “We saw broad based strength across our businesses, with 18% growth in transactions and 34% growth in advertising revenues. We remain confident that Expedia’s diversified portfolio of business models, brands and geographies will serve us well in 2010 and beyond.”

Financial Summary & Operating Metrics (figures in $MMs except per share amounts)

Metric	Three Months Ended 3.31.10	Three Months Ended 3.31.09	Y/Y Growth
Transactions (mm)	15.8	13.5	18%
Gross bookings	6,632.1	5,225.4	27%
Revenue	717.9	635.7	13%
Revenue margin	10.8%	12.2%	(134	bps)
Operating income before amortization* (“OIBA”)	142.5	129.8	10%
Operating income	112.2	92.9	21%
Adjusted net income *	77.7	62.8	24%
Net income attributable to Expedia, Inc.	59.4	39.4	51%
Adjusted EPS *	$0.26	$0.21	24%
Diluted EPS	$0.20	$0.14	43%
Free cash flow *	589.9	478.6	23%

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-18 herein for an explanation of non-GAAP measures used throughout this release. The definitions for OIBA and Adjusted net income were revised in the first quarter of 2009.

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Discussion of Results

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 27% (23% excluding the estimated benefit from year on year changes in foreign exchange rates) for the first quarter of 2010 compared with the first quarter of 2009, driven primarily by 18% growth in transactions and a 9% increase in average airfares. Domestic bookings increased 20% and international bookings increased 43% (33% excluding foreign exchange).

Revenue increased 13% (10% excluding foreign exchange) for the first quarter, primarily driven by an increase in hotel and advertising & media revenues. Domestic revenue increased 5% while international revenue increased 31% (24% excluding foreign exchange). Domestic revenue growth trailed international growth primarily due to lower gross bookings growth and a greater impact from our various fee reductions and eliminations.

Revenue as a percentage of gross bookings (“revenue margin”) was 10.8% for the first quarter, a decrease of 134 basis points compared to the first quarter of 2009. The decrease in revenue margin was primarily due to lower consumer fees and a higher mix of air bookings, which have a lower revenue margin than our other products and services.

Products & Services Detail

Worldwide hotel revenue increased 12% for the first quarter primarily due to an 18% increase in room nights stayed, including rooms delivered as a component of packages, partially offset by a 5% decline in revenue per room night. Revenue per room night declined due in part to lower hotel service fees in first quarter 2010 compared with the prior year period.

Worldwide air revenue increased 6% for the first quarter, primarily due to a 22% increase in air tickets sold, partially offset by a 13% decrease in revenue per ticket due largely to our elimination of booking fees on Expedia.com® beginning in March 2009.

Advertising and media revenue (including net revenue from TripAdvisor® Media Network) increased 34% for the first quarter, driven by a 39% increase in third-party revenue for TripAdvisor Media Network and a 24% increase in advertising revenue generated by our transaction sites. All other revenue sources (primarily car rentals and destination services) increased 6% for the first quarter.

Hotel revenues accounted for 58% of worldwide revenues in the first quarter of 2010, while air, advertising & media and all other revenues each accounted for 14% of worldwide revenues in the first quarter.

Profitability

OIBA for the first quarter increased 10% to $143 million primarily due to increased revenues. OIBA decreased 56 basis points as a percentage of revenue to 19.9% due to growth in selling & marketing expense in excess of revenue, partially offset by lower rates of growth in general & administrative expense and cost of revenue than growth in revenue. Operating income increased 21% due to the same factors impacting OIBA, as well as $9 million in non-recurring restructuring charges in the first quarter of 2009.

Adjusted net income for the first quarter increased $15 million compared to the prior year period primarily due to higher OIBA, a foreign exchange gain compared with a prior period loss and a lower effective tax rate, partially offset by lower interest income. Net income increased $20 million compared to the prior year period primarily due to higher operating income and the same factors impacting adjusted net income. Adjusted EPS increased 24% to $0.26 and diluted EPS increased 43% to $0.20.

Cash Flows

For the quarter ended March 31, 2010, net cash provided by operating activities was $620 million and free cash flow was $590 million. Both measures include $482 million from net changes in operating assets and liabilities, primarily driven by a seasonal working capital benefit from our merchant hotel business. Free cash flow increased $111 million compared to the first quarter of the prior year primarily due to higher relative growth in our merchant hotel business, lower cash tax payments and higher OIBA. Cash and cash equivalents excluding amounts related to non-wholly owned subsidiaries was $852 million as of March 31, 2010.

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Recent Highlights

Global Presence

•

Gross bookings from Expedia, Inc.’s international businesses were a record $2.37 billion in the first quarter, accounting for 36% of worldwide bookings, up from 32% in the prior year period. International revenues were $250 million, representing 35% of worldwide revenue, up from 30% in the prior year period.

•

Expedia Travel Agent Affiliate Programs (TAAP) launched in Australia, Canada and New Zealand. TAAP provides travel agents in those countries direct access to Expedia’s global inventory, and the opportunity to earn commissions on a range of travel products and services.

•

The Egencia Global Alliance™ added partnerships with local travel management companies in Austria, Brazil, the Czech Republic, Japan, Malaysia, Mexico and Slovakia. These additions expand Egencia’s presence to over 30 countries worldwide.

•	Expedia sites in Australia (expedia.com.au) and New Zealand (expedia.co.nz) announced the elimination of all change and cancel fees for travel booked on those sites.

•

TripAdvisor continues to expand its global footprint, reaching 19 localized sites worldwide with the launch of sites in Australia (tripadvisor.com.au), Norway (no.tripadvisor.com) and Poland (pl.tripadvisor.com).

Brand Portfolio

•	Hotwire® was named “The Best Hotel Travel Web Site for 2009” by Market Metrix Hospitality Index, the largest and most in-depth measurement of hotel, airline and car rental performance available.

•	Expedia®’s CruiseShipCenters® was honored with Carnival Cruise Lines’ “Agency of Year” award for the second year in a row, besting 30,000 other cruise agencies throughout Canada and the United States.

•	TripAdvisor and ThomasCook have partnered to feature TripAdvisor user reviews, ratings and other syndicated content on ThomasCook sites in Ireland and the U.K.

•

Expedia® Affiliate Network (EAN) signed a number of new partners, including Palace Resorts, visitor bureaus in Indianapolis and Seattle, and Delta Airlines, agreeing to power the carrier’s hotel bookings via Expedia’s call transfer program and providing SkyMiles members an opportunity to earn 300 miles per qualifying hotel stay.

Content and Innovation

•

Expedia.com launched TripAssist™, a free iPhone and iPod Touch application, enabling travelers to book flights and manage itineraries from their mobile devices. TripAssist has been downloaded over 100,000 times, and Expedia has seen transactions completed on mobile phones increase 25%. In addition, TripAdvisor’s mobile website has launched in 18 countries and 12 different languages.

•	Expedia.com introduced a new suite of accessibility search tools, enabling travelers to search all of Expedia’s U.S.-based properties for lodging offering accommodations for disabled travelers.

•	Expedia.co.jp announced an agreement to provide enriched content and last-minute travel deals for Goo Travel, one of Japan’s largest portal sites with more than 4.5 million unique visitors per month.

•

TravelAds, Expedia Media Solutions’ cost-per-click advertising product for hotels was extended to the U.K. in January, where during the first week participating hotels achieved an average 40% lift in transaction volumes.

Supply Portfolio

•

At quarter-end, Expedia’s global websites featured over 123,000 bookable properties, including direct relationships with 66,000 merchant and nearly 26,000 agency properties. Expedia sites offer over 59,000 EMEA region hotels and more than 12,000 properties in APAC countries.

•

Expedia has signed a number of global hotel partnership agreements, including Germany-based TOP International Hotels with 250 properties in Europe, leading Nordic hotel chain Scandic Hotels and China’s leading budget hotel brand, Motel 168.

•	Expedia signed a global agreement with Hyatt to offer its more than 400 properties on all Expedia and Hotels.com-branded sites worldwide.

•

Expedia’s global supply footprint continues to expand with a number of new partnerships in Sub-Saharan Africa, including the addition of hotel properties located in Cape Verde, Ethiopia, Gambia, Kenya, Malawi, Rwanda, Senegal, Tanzania and Uganda.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2010	2009
Revenue	$717,919	$635,712

Costs and expenses:
Cost of revenue (1)	158,030	143,513
Selling and marketing (1)	280,838	235,884
Technology and content (1)	86,791	77,672
General and administrative (1)	71,058	67,909
Amortization of intangible assets	9,028	9,069
Restructuring charges	—	8,718

Operating income	112,174	92,947

Other income (expense):
Interest income	595	2,671
Interest expense	(21,203)	(21,645)
Other, net	568	(6,947)

Total other expense, net	(20,040)	(25,921)

Income before income taxes	92,134	67,026
Provision for income taxes	(31,535)	(27,272)

Net income	60,599	39,754
Net income attributable to noncontrolling interests	(1,204)	(370)

Net income attributable to Expedia, Inc.	$59,395	$39,384

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.21	$0.14
Diluted	0.20	0.14

Shares used in computing earnings per share:
Basic	288,602	287,344
Diluted	294,502	287,875

Dividends declared per common share	$0.07	$—

(1) Includes stock-based compensation as follows:
Cost of revenue	$789	$711
Selling and marketing	4,317	3,991
Technology and content	4,381	5,176
General and administrative	9,405	8,694

Total stock-based compensation	$18,892	$18,572

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$997,461	$642,544
Restricted cash and cash equivalents	17,764	14,072
Short-term investments	46,503	45,849
Accounts receivable, net of allowance of $14,830 and $14,562	376,669	307,817
Prepaid merchant bookings	150,176	88,971
Prepaid expenses and other current assets	124,805	125,796

Total current assets	1,713,378	1,225,049
Property and equipment, net	235,876	236,820
Long-term investments and other assets	77,844	48,262
Intangible assets, net	809,190	823,031
Goodwill	3,584,183	3,603,994

TOTAL ASSETS	$6,420,471	$5,937,156

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$711,975	$652,893
Accounts payable, other	185,651	160,471
Deferred merchant bookings	1,271,819	679,305
Deferred revenue	24,634	17,204
Accrued expenses and other current liabilities	250,556	325,184

Total current liabilities	2,444,635	1,835,057
Long-term debt	895,228	895,086
Deferred income taxes, net	230,107	223,959
Other long-term liabilities	243,634	233,328

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	346	343
Authorized shares: 1,600,000
Shares issued: 345,975 and 342,812
Shares outstanding: 258,270 and 263,929
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	6,051,662	6,034,164
Treasury stock - Common stock, at cost	(1,936,749)	(1,739,198)
Shares: 87,705 and 78,883
Retained earnings (deficit)	(1,556,638)	(1,616,033)
Accumulated other comprehensive income (loss)	(19,833)	3,379

Total Expedia, Inc. stockholders’ equity	2,538,814	2,682,681
Noncontrolling interest	68,053	67,045

Total stockholders’ equity	2,606,867	2,749,726

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,420,471	$5,937,156

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2010	2009
Operating activities:
Net income	$60,599	$39,754
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	25,615	24,636
Amortization of stock-based compensation	18,892	18,572
Amortization of intangible assets	9,028	9,069
Deferred income taxes	6,962	365
Foreign exchange loss on cash and cash equivalents, net	13,083	4,620
Realized (gain) loss on foreign currency forwards	(1,762)	5,187
Other	4,777	1,555
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(85,135)	(60,198)
Prepaid merchant bookings, prepaid expenses and other current assets	(78,369)	(29,963)
Accounts payable, merchant	61,054	16,425
Accounts payable, other, accrued expenses and other current liabilities	(15,216)	(15,788)
Deferred merchant bookings	592,569	486,014
Deferred revenue	7,430	1,756

Net cash provided by operating activities	619,527	502,004

Investing activities:
Capital expenditures, including internal-use software and website development	(29,675)	(23,386)
Purchases of investments	(71,311)	—
Maturities of investments	45,836	2,903
Acquisitions, net of cash acquired	(246)	(2,412)
Distributions from Reserve Primary Fund	5,482	5,418
Net settlement of foreign currency forwards	1,762	(5,187)
Other, net	(676)	3,175

Net cash used in investing activities	(48,828)	(19,489)

Financing activities:
Credit facility repayments	—	(650,000)
Payment of dividends to stockholders	(20,220)	—
Treasury stock activity	(197,551)	(4,164)
Proceeds from exercise of equity awards	25,965	40
Excess tax benefit on equity awards	4,193	12
Changes in restricted cash and cash equivalents	(3,692)	(8,652)
Other, net	(9,203)	(5,714)

Net cash used in financing activities	(200,508)	(668,478)
Effect of exchange rate changes on cash and cash equivalents	(15,274)	(4,215)

Net increase (decrease) in cash and cash equivalents	354,917	(190,178)
Cash and cash equivalents at beginning of period	642,544	665,412

Cash and cash equivalents at end of period	$997,461	$475,234

Supplemental cash flow information
Cash paid for interest	$37,517	$38,679
Income tax payments, net	5,040	36,840

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Income Statement Notes

Transactions / Gross Bookings / Revenue

•	Our transaction-based businesses make travel products and services available on both a merchant and agency basis.

•

Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction, with revenues generally recognized when the customer uses the travel product or service.

•

Agency transactions primarily relate to airline ticket bookings, and revenues are generally recognized at the time the reservation is booked. Agency transactions also include hotel bookings on our various websites, where revenue is recognized at the time the hotel stay occurs.

•	Merchant transactions accounted for 41% of total gross bookings and 63% of revenue in the first quarter, compared with 43% and 64% in the prior year period.

•

The mix of merchant bookings declined primarily from a higher mix of agency air bookings due in part to an increase in air ticket prices. The mix of merchant revenues declined due to higher relative growth in our advertising and media businesses.

Costs and Expenses (non-GAAP)

(Stock-based compensation expense has been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

•

Costs and expenses totaled $578 million in the first quarter of 2010, which was 14% higher than the first quarter of 2009, and represented 80.5% of revenue for a year-over-year increase of 83 basis points.

	Costs and Expenses			As a % of Revenue
	Three months ended March 31,			Three months ended March 31,
	2010	2009	Growth	2010	2009	Δ in bps
Cost of revenue	$157.2	$142.8	10%	21.9%	22.5%	(56)
Selling and marketing	276.5	231.9	19%	38.5%	36.5%	204
Technology and content	82.4	72.5	14%	11.5%	11.4%	8
General and administrative	61.7	59.2	4%	8.6%	9.3%	(73)

Total costs and expenses	$577.8	$506.4	14%	80.5%	79.7%	83

Cost of Revenue (non-GAAP)

•

Cost of revenue consists of costs related to: (1) customer operations, including our customer support and telesales operations, as well as fees to air ticket fulfillment vendors; (2) credit card processing, including merchant fees, charge backs and fraud, and (3) data center and other, including data center costs to support our websites, certain promotions and destination services inventory, such as theme park tickets.

	Three months ended March 31,
	2010	2009	Growth
Customer operations	$77.5	$67.5	15%
Credit card processing	45.0	40.3	12%
Data center and other	34.6	35.0	-1%

Total cost of revenue	$157.2	$142.8	10%

% of revenue	21.9%	22.5%	(56	) bps

•	Cost of revenue increased 10% primarily due to higher costs related to credit card processing, telesales and customer service to support the growth in our transaction volumes.

•	We expect cost of revenue to increase in absolute dollars but decrease as a percentage of revenue for full year 2010.

Selling and Marketing (non-GAAP)

•

Selling and marketing expense primarily relates to direct costs, including traffic generation costs from search engines and internet portals, television, radio and print spending, private label and affiliate program commissions, public relations and other costs.

•	27% of selling and marketing expense in the first quarters of 2010 and 2009 relate to indirect costs, including personnel in PSG, TripAdvisor and Egencia.

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	Three months ended March 31,
	2010	2009	Growth
Direct costs	$201.8	$168.6	20%
Indirect costs	74.7	63.3	18%

Total selling and marketing	$276.5	$231.9	19%

% of revenue	38.5%	36.5%	204	bps

•

The 19% increase in selling and marketing costs in the first quarter was primarily driven by increases in both our online and offline spending to support our transaction-based businesses, as well as higher personnel costs primarily related to our PSG staff and our global advertising and media businesses.

•

The growth in our overall direct marketing spend in the first quarter was impacted by a relatively improved outlook for travel demand compared with the prior year period. Our first quarter 2010 spend represents a more normalized seasonal ramp in spending ahead of the busy spring and summer travel seasons.

•

We expect selling and marketing expense to increase in absolute dollars and as a percentage of revenue for full year 2010, in part due to approximately $20 million in relocation and other costs related to the opening of a new global headquarters for our lodging supply group.

Technology and Content (non-GAAP)

•	Technology and content expense principally relates to payroll and related expenses, hardware and software expenditures, licensing and maintenance expenses and software development cost amortization.

	Three months ended March 31,
	2010	2009	Growth
Personnel and overhead	$47.2	$40.9	15%
Depreciation and amortization of technology assets	16.7	15.9	5%
Other	18.5	15.7	18%

Total technology and content	$82.4	$72.5	14%

% of revenue	11.5%	11.4%	8	bps

•

The 14% increase in technology and content expense was due primarily to increased personnel costs to support our worldwide transaction-based businesses, as well as our TripAdvisor Media Network businesses.

•	We expect technology and content expense to increase in absolute dollars for full year 2010.

General and Administrative (non-GAAP)

•

General and administrative expense consists primarily of personnel-related costs, including our executive leadership, finance, legal, and human resources functions, as well as fees for professional services that typically relate to legal, tax and accounting engagements.

	Three months ended March 31,
	2010	2009	Growth
Personnel and overhead	$40.4	$36.6	10%
Professional fees	14.4	16.7	-14%
Other	6.9	6.0	15%

Total general and administrative	$61.7	$59.2	4%

% of revenue	8.6%	9.3%	(73	) bps

•	The 4% increase in general and administrative expense was due primarily to modestly higher personnel expenses related in part to acquired company personnel costs, recruiting and other expenses.

•	We expect general and administrative expense to increase in absolute dollars but decrease as a percentage of revenue for full year 2010.

Stock-Based Compensation Expense

•

Stock-based compensation expense relates primarily to expenses from restricted stock units (“RSUs”) and stock options. In 2009, we began using stock options as our primary form of annual employee stock-based compensation.

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•

Stock-based compensation expense was $19 million in the first quarter of 2010, consisting of $11 million in RSUs expense and $8 million primarily related to stock options expense. The prior year’s first quarter expense was also $19 million.

•

Assuming, among other things, no meaningful modification of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be less than $65 million in 2010.

Restructuring Charges

•

During the first quarter of 2009, in conjunction with the reorganization of our business around our global brands, we recognized restructuring charges of $9 million, primarily consisting of employee severance and benefits.

•

Through March 31, 2010 we have paid $20 million of the $34 million in restructuring charges which we expensed for the full year 2009. The remaining amount is classified in “accrued expenses and other current liabilities” on our balance sheet, and we expect that most of that amount will be paid in 2010.

Interest Income and Interest Expense

•	The $2 million decrease in interest income in the first quarter of 2010 was due to lower average interest rates.

•	Interest expense of $21 million in first quarter 2010 and $22 million in first quarter 2009 relates primarily to interest on our two long-term debt issues (see Borrowings below for additional detail).

Other, Net

•	Other, net primarily relates to foreign exchange gains and losses and, to a lesser extent, our portion of gains or losses in equity investments.

•	Other, net was a $1 million gain in the first quarter 2010 compared with a $7 million loss in the prior year period. Both the gain and loss were primarily due to the impact of foreign exchange.

•

These foreign exchange impacts primarily arise from the accounting re-measurement of our foreign denominated liabilities into U.S. dollars. We attempt to offset this re-measurement by holding foreign-denominated assets roughly equal to the liabilities, using both natural hedges (primarily cash), as well as foreign currency forward contracts where economically advantageous.

•

Any difference between the liability and asset positions gives rise to a gain or loss during the quarter, depending on the direction exchange rates move. In the first quarter of 2010 the net impact of changes in foreign exchange rates on these asset and liability positions was a net loss of $2.1 million. This amount includes any realized and unrealized gains and losses from forward contracts used to hedge these impacts.

•

We also utilize forward contracts to hedge a portion of our foreign-denominated revenues from the changes in exchange rates between the time of hotel bookings and the associated stays (the “book to stay” impact). See Foreign Exchange below for additional detail. In the first quarter of 2010 we recognized $3.2 million in gains arising from forward contracts intended to hedge this book to stay impact, which amount is included in “other, net”.

•

At March 31, 2010 we were party to outstanding forward contracts hedging our liability and revenue exposures with a total net notional value of $131 million, and a mark-to-market gain of less than $2 million. The mark-to-market gain is recorded as an asset in “prepaid expenses and other current assets.”

Income Taxes

•

The effective tax rate on GAAP pre-tax income was 34.2% for the first quarter compared with 40.7% in the prior year period. The lower rate was primarily due to changes in our business operations combined with relative growth in our international businesses, and lower accruals on uncertain tax positions.

•

The effective tax rate on pre-tax adjusted net income (“ANI”) was 33.8% for the first quarter compared with 39.0% in the prior year period. The lower rate was primarily due to the same factors impacting our GAAP effective tax rate.

•

The effective GAAP and ANI tax rates are lower than the 35% federal tax rate primarily due to changes in our business operations combined with relative growth in our international businesses, partially offset by accruals on uncertain tax positions and state taxes.

•	Cash paid for income taxes in the first quarter of 2010 was $5 million, a decrease of $32 million from the prior year primarily due to the timing of estimated payments in the prior year period.

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Foreign Exchange

•

As Expedia’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD relative to currencies of international markets in which we operate. Management believes investors may find it useful to assess our growth rates both with and without the impact of foreign exchange.

•	The estimated impact on first quarter 2010 growth rates in gross bookings, revenue and OIBA from year over year changes in foreign exchange was as follows (some numbers may not add due to rounding):

	Worldwide			International
		Y/Y growth rates excluding FX movements	FX impact on Y/Y growth rates		Y/Y growth rates excluding FX movements	FX impact on Y/Y growth rates
	Y/Y growth rates			Y/Y growth rates
Three months ended March 31, 2010
Gross Bookings	26.9%	23.5%	3.5%	42.8%	32.9%	9.9%
Revenue	12.9%	10.3%	2.7%	31.5%	24.0%	7.5%
OIBA	9.8%	5.2%	4.6%	N/A	N/A	N/A

•

Foreign currency rate fluctuations positively impacted our first quarter 2010 growth rates due to year-over-year appreciation in the Euro, Pound and Canadian Dollar, the three foreign currencies which most impact our financial results.

•

Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenues. In the first quarter of 2010 we realized a gain from our hedging program of $2.5 million, which partially offset the $3.2 million book-to-stay loss incurred during the first quarter of 2010. In the first quarter of 2009 we realized a gain from our hedging program of $0.5 million, which partially offset a $6.1 million book-to-stay loss incurred during the first quarter of 2009.

•	We include any realized gains or losses from our revenue hedging program in our calculation of OIBA.

Acquisitions

•	The impact on first quarter 2010 financials from the consolidation of CruiseShipCenters and our acquisition of Chinese meta search player Kuxun was as follows:

	Three Months Ended March 31, 2010
	Y/Y growth rates	Y/Y growth rates excluding acquisitions	Acquisition impact on Y/Y growth rates
Gross Bookings	26.9%	24.9%	2.0%
Revenue	12.9%	12.5%	0.4%
OIBA	9.8%	10.3%	-0.5%

Balance Sheet Notes

Cash, Cash Equivalents, Restricted Cash and Short-Term Investments

•

Cash, cash equivalents, restricted cash and short-term investments totaled $1.06 billion at March 31, 2010. Of this amount, $155 million is held by several subsidiaries in which we have majority interests. We consolidate such amounts in our financial statements, but we generally do not consider this cash available for our working capital purposes.

•

The $359 million increase in cash, cash equivalents, restricted cash and short-term investments for the first quarter of 2010 primarily relates to the working capital benefit from the typical seasonal increase in our merchant hotel business and OIBA generation, partially offset by cash outflows to fund share repurchases.

•

Short-term investments increased by $1 million from December 31, 2009, reflecting our investment of $46 million in six-month time deposits and corporate bonds with maturities less than one year, nearly offset by an eLong investment which matured in February 2010.

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•

The negative impact of foreign exchange on our cash balances due to intra-quarter depreciation in foreign currencies was $15 million for the first quarter of 2010. This amount is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This loss increased $11 million from the prior period loss of $4 million, reflecting higher foreign-denominated cash balances in the current year period.

Accounts Receivable

•

Accounts receivable include receivables from credit card agencies primarily related to our merchant hotel business, receivables related to agency transactions (principally from airlines and global distribution systems), receivables from advertising clients and receivables related to our managed corporate travel businesses.

•

Accounts receivable increased $69 million from December 31, 2009 due to a seasonal increase in our business operations, primarily credit card receivables from growth in our merchant hotel business, receivables from TripAdvisor clients and receivables related to our agency air and managed corporate travel businesses.

Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets

•

Prepaid merchant bookings primarily relate to our merchant air business, and reflect prepayments to our airline partners for their portion of the gross booking prior to travelers’ dates of travel. Prepaid merchant bookings increased $61 million from December 31, 2009, due primarily to a seasonal increase in our merchant air business.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, merchant fees, license and maintenance agreements and insurance.

•

As of March 31, 2010 we had recouped $81 million of our original $82 million investment in the Reserve Fund. We recorded a loss of $1 million in the fourth quarter of 2008 related to our anticipated pro rata losses from the Reserve’s holdings of Lehman Brothers. In April 2010 the Reserve announced it had liquidated its Lehman holdings, and was considering an additional distribution to investors.

Long-Term Investments and Other Assets

•

Long-term investments and other assets include transportation equipment, debt and equity investments and capitalized debt issuance costs. As of March 31, 2010 this amount includes $25 million related to corporate bond investments with maturities between one and two years.

•	Gains and losses from our corporate bond holdings are recorded in “accumulated other comprehensive income,” a component of shareholders’ equity.

•

The $30 million increase in long-term investments and other assets from December 31, 2009 relates primarily to our corporate bond investments, and to a lesser extent to capitalized costs associated with our February 2010 revolving credit facility agreement.

Goodwill and Intangible Assets, Net

•	Goodwill and intangible assets, net primarily relate to the acquisitions of Hotels.com, Expedia.com and Hotwire.

•	Goodwill decreased $20 million from December 31, 2009 due to the impact of foreign currency translation adjustments on the goodwill associated with certain foreign acquisitions.

•	$689 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally trade names and trademarks.

•

$121 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to twelve years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense for definite-lived intangibles was $9 million for the first quarters of both 2010 and 2009.

•	Assuming no impairments or additional acquisitions, we expect amortization expense of approximately $35 million in 2010.

Deferred Merchant Bookings and Accounts Payable, Merchant

•

Deferred merchant bookings consist of amounts received from travelers who have not yet traveled. Fluctuations in the balance generally mirror the seasonal pattern of our merchant gross bookings. Payments to suppliers related to these bookings are generally made within a few weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier. These billings are reflected as accounts payable, merchant on our balance sheet. For merchant hotel bookings there is a significant period of time between the receipt of cash from our travelers and the payment to suppliers.

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•

Changes in deferred merchant bookings and accounts payable, merchant were a net source of cash of $654 million in the first quarter of 2010, compared with a net source of cash of $502 million in 2009. The increase was due primarily to relative strength in our merchant hotel gross bookings in the first quarter of 2010 compared to the same period in the prior year.

Accounts Payable, Other

•

Accounts payable, other primarily consists of payables related to our day-to-day business operations, and increased $25 million from December 31, 2009 primarily due to a seasonal increase in accrued marketing expenses.

Deferred Revenue

•

Deferred revenue relates to cash received for certain travel and advertising services, and increased $7 million from December 31, 2009 primarily due to receipts for TripAdvisor.com’s business listings product.

Accrued Expenses and Other Current Liabilities

•

Accrued expenses principally relate to accruals for the costs of our call center and internet services, accruals for bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, income taxes payable and accrued interest on our various debt instruments.

•

Accrued expenses and other current liabilities decreased $75 million from December 31, 2009 primarily due to our payment of accrued annual bonus expenses and interest expense on our long-term debt issues (see Borrowings below for additional detail).

Borrowings

•	Expedia, Inc. maintains a $750 million unsecured revolving credit facility, which expires in February 2013. During the first quarter of 2010 there were no borrowings outstanding under the facility.

•	Borrowings under the facility bear interest based on our credit ratings from S&P and Moody’s, which currently equates to a 300 basis points spread over the base rate (typically 1, 3 or 6 month LIBOR).

•

Outstanding letters of credit under the facility as of March 31, 2010 were $30 million, which amount is applied against our total borrowing capacity under the facility. In addition we have $23 million in outstanding letters of credit related to our prior facility.

•

Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “7.456% Notes”) due 2018, and $400 million in 8.5% Notes due 2016 (the “8.5% Notes”). The 7.456% Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. The 8.5% Notes are non-callable until 2012. Both Note issues can be retired at any time at our option subject to make-whole premiums of 37.5 basis points in the case of the 7.456% Notes and 50 basis points in the case of the 8.5% Notes.

•	As of March 31, 2010 we were in compliance with the financial covenants under our various debt facilities.

•

Annual interest expense related to our 7.456% Notes is $37 million, paid semi-annually on February 15 and August 15 of each year. Annual interest expense related to our 8.5% Notes is $34 million, paid semi-annually on January 1 and July 1 of each year. Accrued interest related to these notes was $13 million at March 31, 2010 and is classified in “accrued expenses and other current liabilities” on our balance sheet.

Other Long-Term Liabilities and Noncontrolling Interest

•	Other long-term liabilities consist primarily of uncertain tax positions recorded according to income tax accounting standards.

•

Noncontrolling interest relates primarily to the minority ownership position in eLong, an entity in which we own a 60% interest (52% fully-diluted), and results for which are consolidated for all periods presented.

Purchase Obligations and Contractual Commitments

•

We have agreements with certain vendors under which we have future minimum obligations of $29 million for the remainder of 2010. These minimum obligations are primarily for software and telecom services. These obligations are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use. We have minimum obligations of $17 million in 2011 and $14 million in 2012 and beyond.

•	Our estimated future minimum rental payments under operating leases with non-cancelable lease terms are $29 million for the remainder of 2010, $36 million for 2011 and $158 million in 2012 and beyond.

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Common Stock

•

During the first quarter of 2010 we repurchased 8.4 million common shares for an aggregate purchase price of $188 million excluding transaction costs ($22.46 per share). We currently have 11.6 million shares of repurchase capacity remaining under our August 2006 share repurchase authorization.

•	On March 31, 2010 we paid a quarterly dividend of $20 million ($0.07 per common share).

•

Expedia’s Board of Directors declared a cash dividend of $0.07 per share of outstanding common stock to be paid to stockholders of record as of the close of business on May 27, 2010, with a payment date of June 17, 2010. Based on our current shares outstanding we estimate the total payment for this quarterly dividend will be approximately $20 million.

•	Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

•

There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by a subsidiary of Liberty Media Corporation (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•

Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of April 12, 2010.

Warrants

•

As of March 31, 2010 there were 32 million privately held warrants outstanding, which, if exercised in full, would entitle holders to acquire 16 million common shares of Expedia, Inc. for an aggregate purchase price of $411 million (an average of $25.56 per Expedia, Inc. common share). Nearly all these warrants expire in May 2012.

Stock-Based Awards

•

At March 31, 2010 we had 27 million stock-based awards outstanding, consisting of stock options to purchase 22 million common shares with a $16.95 weighted average exercise price and weighted average remaining life of 5.8 years, and 5 million RSUs.

•	In the first quarter of 2010 we granted 5.5 million options as part of our annual employee award process.

Basic, Fully Diluted and Adjusted Diluted Shares

•	Weighted average basic, fully diluted and adjusted diluted share counts for the quarters ended March 31, 2010 and 2009 were as follows (in 000s; some numbers may not add due to rounding):

	Three Months Ended March 31,
	2010	2009
Basic shares	288,602	287,344
Options	4,485	112
Other dilutive securities (primarily RSUs)	1,415	418

Fully diluted shares	294,502	287,875
Additional Dilution, Adjusted Income method	4,539	7,807

Adjusted diluted shares	299,041	295,682

•

Adjusted diluted shares increased for the first quarter 2010 compared with first quarter 2009 due primarily to increased dilution from annual employee award options granted in March 2009 and the increase in our share price since their issuance.

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Expedia, Inc.

Trended Operational Metrics

(All figures in millions)

•

The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•

We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2008				2009				2010	Y/Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Number of Transactions	12.6	13.0	12.6	10.7	13.5	15.3	15.9	13.1	15.8	18%

Gross Bookings by Segment
Leisure	$5,510	$5,503	$5,031	$3,705	$4,904	$5,294	$5,570	$4,660	$6,161	26%
Egencia	393	431	382	315	321	330	344	389	471	47%

Total	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$6,632	27%

Gross Bookings by Geography
Domestic	$4,000	$4,058	$3,497	$2,673	$3,562	$3,890	$3,793	$3,192	$4,257	20%
International	1,903	1,875	1,916	1,347	1,663	1,734	2,121	1,857	2,375	43%

Total	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$6,632	27%

Gross Bookings by Agency/Merchant
Agency	$3,301	$3,357	$3,058	$2,455	$2,963	$3,199	$3,330	$3,065	$3,919	32%
Merchant	2,602	2,576	2,355	1,565	2,263	2,425	2,583	1,983	2,713	20%

Total	$5,902	$5,933	$5,413	$4,020	$5,225	$5,623	$5,914	$5,049	$6,632	27%

Revenue by Segment
Leisure	$613	$712	$749	$554	$559	$690	$769	$617	$613	10%
TripAdvisor *	72	79	85	62	86	90	97	80	114	33%
Egencia	28	30	27	25	25	27	27	29	34	35%
Corporate	(25)	(26)	(27)	(20)	(34)	(37)	(40)	(29)	(42)	N/A

Total	$688	$795	$833	$621	$636	$770	$852	$698	$718	13%

Revenue by Geography
Domestic	$468	$527	$533	$409	$446	$491	$515	$415	$468	5%
International	220	268	300	212	190	279	338	283	250	31%

Total	$688	$795	$833	$621	$636	$770	$852	$698	$718	13%

Revenue by Agency/ Merchant/Advertising
Agency	$167	$167	$169	$147	$154	$165	$175	$145	$168	9%
Merchant	457	554	585	408	408	527	595	475	451	10%
Advertising & Media Revenue (Net)	64	74	79	66	73	78	83	77	98	34%

Total	$688	$795	$833	$621	$636	$770	$852	$698	$718	13%

OIBA by Segment
Leisure *	$163	$231	$261	$189	$151	$228	$270	$197	$137	-9%
TripAdvisor *	35	45	44	26	48	52	57	39	66	38%
Egencia	2	2	(0)	1	(1)	(0)	1	2	6	N/A
Corporate	(75)	(74)	(74)	(79)	(68)	(67)	(71)	(75)	(67)	N/A

Total	$126	$204	$231	$137	$130	$212	$256	$163	$143	10%

Worldwide Hotel (Merchant & Agency)
Room Nights	11.9	14.4	17.0	13.3	13.5	18.2	21.7	16.3	15.9	18%
Room Night Growth	21%	11%	14%	10%	13%	26%	27%	23%		18%
ADR Growth	4%	2%	-2%	-10%	-18%	-19%	-14%	-9%		0%
Revenue per Night Growth	1%	-1%	-5%	-19%	-20%	-22%	-19%	-6%		-5%
Revenue Growth	21%	10%	8%	-12%	-10%	-1%	3%	16%		12%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	11%	4%	-5%	-12%	-4%	13%	27%	32%		22%
Airfare Growth	8%	12%	11%	-2%	-13%	-22%	-18%	-4%		9%
Revenue per Ticket Growth	6%	9%	-2%	-4%	-14%	-29%	-28%	-26%		-13%
Revenue Growth	18%	14%	-7%	-16%	-17%	-20%	-8%	-2%		6%

*	TripAdvisor Revenue and OIBA include intercompany amounts, which are eliminated in consolidation. Those eliminations appear above in “Corporate” for Revenue by Segment and in “Leisure” for OIBA by Segment.

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Notes & Definitions:

Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire, the Expedia Affiliate Network and other leisure brands.

TripAdvisor Media Network (“TripAdvisor”) – Reflects TripAdvisor.com and its international version sites, as well as acquired companies operated by TripAdvisor such as SmarterTravel® and Kuxun™.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes intercompany eliminations as well as unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The definitions of Operating Income Before Amortization and Adjusted Net Income were revised in the first quarter of 2009 to better reflect our current operations and take into consideration the impact of new accounting literature.

Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; and (5) gains (losses) realized on revenue hedging activities that are included in other, net.

We exclude the items listed above from OIBA because doing so provides investors greater insight into management decision making at Expedia. We believe OIBA is useful to investors because it is our primary internal metric by which management evaluates the performance of our business as a whole and our individual business segments, on which internal budgets are based, and by which management, including our Chief Executive Officer, is compensated. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, OIBA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. Although depreciation is also a non-cash expense, it is included in OIBA because it is driven directly by the capital expenditure decisions made by management. OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measure, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. However, OIBA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price, foreign currency exchange rates and interest rates,

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Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts. We present a reconciliation of this non-GAAP financial measure to GAAP below.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or short-term investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; and (8) the noncontrolling interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Operating Income Before Amortization

	Three months ended March 31,
	2010	2009
	(In thousands)
OIBA	$142,544	$129,787
Amortization of intangible assets	(9,028)	(9,069)
Stock-based compensation	(18,892)	(18,572)
Restructuring charges	—	(8,718)
Realized gain on revenue hedges	(2,450)	(481)

Operating income	112,174	92,947

Interest expense, net	(20,608)	(18,974)
Other, net	568	(6,947)
Provision for income taxes	(31,535)	(27,272)
Net income attributable to noncontrolling interests	(1,204)	(370)

Net income attributable to Expedia, Inc.	$59,395	$39,384

Adjusted Net Income & Adjusted EPS

	Three months ended March 31,
	2010	2009
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$59,395	$39,384
Amortization of intangible assets	9,028	9,069
Stock-based compensation	18,892	18,572
Restructuring charges	—	8,718
Foreign currency gain on U.S. dollar cash balances held by eLong	(125)	(6)
Amortization of intangible assets as part of equity method investments	—	458
Noncontrolling interests	(436)	(171)
Provision for income taxes	(9,023)	(13,181)

Adjusted net income	$77,731	$62,843

GAAP diluted weighted average shares outstanding	294,502	287,875
Additional restricted stock units	4,539	7,807

Adjusted weighted average shares outstanding	299,041	295,682

Diluted earnings per share	$0.20	$0.14
Adjusted earnings per share	0.26	0.21

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Free Cash Flow

	Three months ended March 31,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$619,527	$502,004
Less: capital expenditures	(29,675)	(23,386)

Free cash flow	$589,852	$478,618

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended March 31,
	2010	2009
	(in thousands)
Cost of revenue	$158,030	$143,513
Less: stock-based compensation	(789)	(711)

Cost of revenue excluding stock-based compensation	$157,241	$142,802

Selling and marketing expense	$280,838	$235,884
Less: stock-based compensation	(4,317)	(3,991)

Selling and marketing expense excluding stock-based compensation	$276,521	$231,893

Technology and content expense	$86,791	$77,672
Less: stock-based compensation	(4,381)	(5,176)

Technology and content expense excluding stock-based compensation	$82,410	$72,496

General and administrative expense	$71,058	$67,909
Less: stock-based compensation	(9,405)	(8,694)

General and administrative expense excluding stock-based compensation	$61,653	$59,215

Conference Call

Expedia, Inc. will audiocast a conference call to discuss first quarter 2010 financial results and certain forward-looking information on Thursday, April 29, 2010 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of April 29, 2010 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: continued or prolonged adverse economic conditions leading to decreased consumer and business spending; changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the

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e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by adverse weather, natural disasters including volcanic eruptions, bankruptcies, health risks, war and/or terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; risks related to our long term indebtedness, including the ability to access funds as and when needed; changing laws, rules and regulations and legal uncertainties relating to our business; changes in search engine algorithms and dynamics; risks relating to a failure to perform of third parties to our financial and/or service agreements; the use of fraudulent credit cards on Expedia, Inc.’s websites; Expedia, Inc.’s ability to expand successfully in international markets; possible adverse impacts resulting from, among other events, platform migration; failure to realize cost efficiencies, including from any restructuring activities; the successful completion of any future corporate transactions or acquisitions; the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2009.

Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world with a brand portfolio that includes more than 90 localized Expedia.com- and Hotels.com-branded sites; leading U.S. discount travel site Hotwire®; leading agency hotel company Venere.com™; Egencia™, the world's fifth largest corporate travel management company; the world's largest travel community TripAdvisor® Media Network; destination activities provider ExpediaLocalExpert®; luxury travel specialist Classic Vacations®; and China's second largest booking site eLong™. The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers vast opportunity to reach the most valuable audience of in-market travel consumers anywhere through TripAdvisor and Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. (NASDAQ: EXPE)

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© 2010 Expedia, Inc. All rights reserved. CST: 2029030-40

Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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